UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

001-33515

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On February 22, 2011, management of Einstein Noah Restaurant Group, Inc. (“ENRGI” or the “Company”), after discussion with the Audit Committee of our Board of Directors, determined that previously issued financial information for the fiscal years 2009, 2008, 2007 and 2006 and each of the four quarters of fiscal 2008 and 2009 should be restated to correct errors in our accounting for income taxes. Accordingly, the previously issued financial statements for those years and quarters contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q should no longer be relied upon. In addition, the Company’s prior related earnings releases and similar communications should no longer be relied upon to the extent they relate to such periods. The Audit Committee has discussed these matters with our independent registered public accounting firm relevant to those years. As a result, the Company is in the process of determining which previously filed periods should be amended to address this restatement.

As of the date of this report, the Company and its independent registered public accounting firm for those periods are continuing to review these issues regarding the financial statements. Accordingly, the financial statements are not finalized. As such, additional changes or adjustments could arise.

During the year end close process, the Company identified two adjustments while preparing its income tax provision. These adjustments only impact the provision for income taxes and results in adjustments to its income tax provisions and net income (loss) amounts for 2009, 2008, 2007 and 2006. The adjustments do not impact income from operations for 2009, 2008, 2007 and 2006.

The first adjustment relates to the incorrect netting of deferred tax liabilities (“DTL”) against deferred tax assets (“DTA”). This relates to the cost basis under Generally Accepted Accounting Principles (“GAAP”) versus the cost basis for tax purposes for amortization of indefinite-lived intangibles that do not amortize for GAAP. This DTL is referred to as a “naked credit” and should not be a source of future taxable income in calculating a valuation allowance or assessing whether deferred tax assets are more likely than not to be realized. The Company maintained a full valuation allowance against its net deferred tax assets from 2000 through the third quarter of 2009. However, the Company’s valuation allowance became understated over years 2001 through 2008 by a cumulative $16.3 million as a result of offsetting this DTL against its DTAs in calculating its valuation allowance and its annual tax expense.

This DTL should have been presented as a DTL on the Company’s balance sheet. Likewise, as a result of understating its provision for income taxes in each of these years, cumulative losses for these years and the Company’s accumulated deficit were understated by $16.3 million as of the end of fiscal 2008. The Company’s income tax expense was understated by $1.4 million in 2008 giving rise to an overstatement of net income in 2008 of $1.4 million.

Correction of this item did not change income (loss) before income taxes for any year from 2001 through 2009. Correction for this item would increase income tax expense by a total of $7.5 million (an average of $1.1 million per year) from 2002 through 2008 with an initial increase in income tax expense of approximately $8.9 million in 2001.

The second adjustment is due to improper recognition of certain deferred tax assets and liabilities relating to years prior to 2009 totaling approximately $2.0 million and included:

•	An incorrect state income tax rate was applied to the state tax loss carryforwards for the calculation of the related deferred tax asset (a $1.6 million expense),

•	Deferred tax asset recognition for workers compensation (a $1.8 million benefit) and deferred rent (a $0.6 million benefit),

•	An Alternative Minimum Tax (“AMT”) credit carryover from 1997 had not been previously recognized (a $0.3 million benefit), and

•	A net true-up in the GAAP versus tax cost basis (a $0.6 million benefit) for plant, property and equipment, and intangibles.

The Company maintained a full valuation allowance against its net deferred tax assets from 2000 through the third quarter of 2009. Thus, any incremental changes in income tax expense/benefit arising out of these items in its DTAs and DTLs were offset by a commensurate change in the Company’s valuation allowance against its deferred tax assets.

The Company has issued a press release regarding these matters, which is attached as Exhibit 99.1 hereto.

ITEM 8.01	OTHER EVENTS.

As part of management’s ongoing assessment of internal control over financial reporting, we identified a deficiency in our internal control over financial reporting related to accounting for income taxes that we have deemed to be a material weakness under the standards of the Public Company Accounting Oversight Board and as it applies to our financial statements issued for the years for 2010 and prior. The material weakness was related to our internal control over the application of generally accepted accounting principles on the accounting for income taxes.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS.

99.1    Press release issued February 23, 2011.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to plans, intentions, goals, future financial conditions and adjustments to the financial statements, the filing of amended SEC filings, remediation plans, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report on Form 8-K are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company’s filings with the SEC including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: February 23, 2011	/S/ EMANUEL P.N. HILARIO
Emanuel P.N. Hilario
Chief Financial Officer